As filed with the Securities and Exchange Commission on January 11, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-1918951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri	64112
(Address of principal executive offices)	(Zip Code)

Inergy Long Term Incentive Plan

(Full title of the plan)

Laura L. Ozenberger

Senior Vice President -General Counsel & Secretary

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

(Name and address of agent for service)

(816) 842-8181

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common Units representing limited partnership interests (1)	3,264,900	(1)(2)	$31.48	(3)	$102,779,052	(3)	$4,040

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers and indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also relates to such additional and indeterminable number of Common Units that may become issuable in order to prevent dilution due to unit splits or similar transactions involving Common Units.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, whereby the per unit price was determined by reference to the average of the high and low price of the Common Units reported in the Nasdaq National Market on January 8, 2008.

EXPLANATORY NOTE

On February 10, 2006 Inergy, L.P. filed as registration statement on Form S-8 (File No. 333-131767) with the Securities and Exchange Commission (“SEC”) registering up to 1,735,100 common units pursuant to the Inergy Long Term Incentive Plan (the “LTIP”). On September 11, 2007, the compensation committee of the board or directors of Inergy GP, LLC, the managing general partner of the registrant, approved an amendment to the LTIP. The amendment increased the aggregate number of common units that may be issued under the LTIP from 1,735,100 to 5,000,000 and eliminated the limitation on the number of common units that may be issued pursuant to phantom unit awards. The purpose of this registration statement is to register the additional 3,264,900 common units available for issuance under the LTIP. Pursuant to General Instruction E to Form S-8, the contents of the LTIP are incorporated herein by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The SEC allows Inergy, L.P. to “incorporate by reference” the information that it files with the SEC, which means:

•	incorporated documents are considered part of this registration statement;

•	we can disclose important information by referring the reader to these documents, which may be documents that we previously have filed with the SEC or that we will file with the SEC in the future; and

•	information that we file with the SEC will automatically update and supersede this registration statement and any previously incorporated information.

Inergy, L.P. incorporates by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	annual report on Form 10-K of Inergy, L.P. for the fiscal year ended September 30, 2007, filed with the SEC on November 29, 2007; and

•

the description of Inergy, L.P.’s common units contained in the registration statement on Form 8-A filed by Inergy, L.P. with the SEC on March 15, 2001, which is incorporated into that registration statement by reference to the description of such common units set forth under the captions “Prospectus Summary,” “Cash Distribution Policy,” “Description of the Common Units,” “The Partnership Agreement” and “Tax Considerations” in the prospectus forming a part of the registration statement on Form S-1 (Reg. No. 333-56976) filed by Inergy, L.P. with the SEC on March 14, 2001, and any subsequent amendment to that registration statement filed for the purpose of updating that description.

Inergy, L.P. also incorporates by reference filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the SEC after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 8.	Exhibits.

The following Exhibits are filed as a part of this registration statement:

Exhibit Number	Description
4.1*	Inergy Long Term Incentive Plan (as amended and restated September 11, 2007) filed as Exhibit 10.1 to Inergy L.P.’s Current Report on Form 8-K filed on September 14, 2007.

5.1	Opinion of legal counsel.

23.1	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (included on the signature page of this registration statement).

*	Indicates document previously filed.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 11, 2008.

INERGY, L.P.
(Registrant)

By: Inergy GP, LLC
(its managing general partner)

By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger
Sr. Vice President - General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and January 11, 2008:

Signatures	Title

/s/ John J. Sherman	President and Chief Executive Officer and Director (Principal Executive Officer)
John J. Sherman

/s/ R. Brooks Sherman, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)
R. Brooks Sherman, Jr.

/s/ Phillip L. Elbert	Director
Phillip L. Elbert

Director
Warren H. Gfeller

/s/ Arthur B. Krause	Director
Arthur B. Krause

/s/ Robert A. Pascal	Director
Robert A. Pascal

/s/ Robert D. Taylor	Director
Robert D. Taylor

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Inergy Long Term Incentive Plan (as amended and restated September 11, 2007) filed as Exhibit 10.1 to Inergy L.P.’s Current Report on Form 8-K filed on September 14, 2007.

5.1	Opinion of counsel as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of legal counsel (included in Exhibit 5.1).

24.1*	Power of Attorney

*	Indicates document previously filed